EXHIBIT B


                      Central and South West Services, Inc.

Name                                                 Position


Mark Menezes                                Vice President, Governmental Affairs

Fred Wendorf                                Director, Federal Affairs

Sabrina Campbell                            Federal Regulatory Consultant

Jeanne Wolak                                Washington Representative